Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
EXCLUSIVE INVESTMENTS, LLC,
BOOMERANG MERGER SUB, INC.
and
INSPIRATO INCORPORATED
Dated as of December 16, 2025

TABLE OF CONTENTS

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Exhibit A    Form of Voting and Support Agreement
Exhibit B    Form of CEO Separation Agreement
Exhibit C    Form of Affiliate Termination Agreement
Exhibit D    Form of Certificate of Merger

i

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2025 (this “Agreement”), is made by and among Exclusive Investments, LLC, a Delaware limited liability company (“Parent”), Boomerang Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Inspirato Incorporated, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A.The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Article 2, each share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock” and each share of Class A Common Stock, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.
B.The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”).
C.The Board of Managers of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.
D.The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Transactions, including the Merger.
E.Concurrently with the execution of this Agreement and as material inducement to Parent’s and Merger Sub’s execution of this Agreement, certain Company Stockholders set forth on Schedule A, have each executed and delivered a voting and support agreement, in the form attached hereto as Exhibit A (collectively, the “Voting and Support Agreements”), with Parent, pursuant to which, among other things, such Company Stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all Shares beneficially owned by such Company Stockholders in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger, on the terms and subject to the conditions set forth therein.

F.Concurrently with the execution of this Agreement, the Company has delivered to Parent executed copies, in the forms attached hereto as Exhibits B and C, of (i) a termination and general release agreement, duly executed by Payam Zamani, the Chief Executive Officer of the Company, pursuant to which Mr. Zamani’s employment with the Company will terminate at the Effective Time (the “CEO Separation Agreement”) and (ii) a Master Termination of Affiliate Arrangements, pursuant to which certain agreements between Affiliates of Mr. Zamani and the Company will be terminated as of the Effective Time (the “Affiliate Termination Agreement” and, together with the CEO Separation Agreement, the “Related Party Termination Agreements”).
G.Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:
Article 1
THE MERGER
1.1The Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b)At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).
(c)At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation, each to hold office from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation, each to hold office from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d)If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
1.2Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, or on such other date as Parent and the Company may mutually agree, the parties shall cause a certificate of merger, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).
Article 2
CONVERSION OF SECURITIES IN THE MERGER
2.1Conversion of Securities. Subject to the terms and provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of any of the following securities or any other Person:
(a)Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted automatically into the right to receive an amount in cash equal to $4.27 per Share (such amount of cash, as may be adjusted pursuant to Section 2.7, the “Merger Consideration”), payable to the holder thereof, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.
(b)Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent, Merger Sub, any direct or indirect Subsidiaries of Parent or Merger Sub, or any Subsidiary of the Company, in each case, immediately prior to the Effective Time (the “Cancelled Shares”), shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(c)Merger Sub Equity Interests. Each outstanding share of capital stock of Merger Sub, par value $0.001 per share, held immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
2.2Payment for Securities; Surrender of Certificates.
(a)Paying Agent. Prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.1; provided that no such deposits shall be required to be made with respect to any Dissenting Shares. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available) or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.
(b)Procedures for Surrender.
(i)Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after such time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration, at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive, as promptly as practicable, the Merger Consideration pursuant to Section 2.1(a) formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.6), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.
(ii)Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares so surrendered shall be entitled to receive in exchange therefor, as promptly as practicable, the Merger Consideration pursuant to Section 2.1(a) (after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c)Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except the right to receive, pursuant to Section 2.1(a), upon surrender of such Certificates or transfer of such Book-Entry Shares in accordance with this Section 2.2, the Merger Consideration. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not surrendered its Certificates or transferred its Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.
(e)Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.3Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand, and has properly demanded, appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration pursuant to Section 2.1(a) without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise (or offer to settle or compromise), any such demand or agree to do any of the foregoing.
2.4Treatment of Company Equity Awards.
(a)Treatment of Company Options. Immediately prior to the Effective Time, each option to purchase Shares (whether vested or unvested) (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof shall be cancelled for no consideration.
(b)Treatment of Company Restricted Stock Units. Immediately prior to the Effective Time, each award of restricted stock units covering Shares (“Company RSUs”) that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall automatically, and without any required action on the part of the holder thereof, vest, if unvested, and be cancelled and converted into the right to receive (without interest and less applicable Tax withholdings and deductions) an amount in cash equal to (x) the total number of Shares underlying such Company RSUs, multiplied by (y) the Merger Consideration (the “Company RSU Consideration”).
(c)Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company RSUs the Company RSU Consideration, less applicable Tax withholdings and deductions, through the Surviving Corporation’s payroll system (or, through accounts payable with respect to any amount that is not wages subject to payroll processing), not later than the earlier of (i) the first (1st) payroll date to occur at least three (3) Business Days following the Closing Date or (ii) the 15th calendar day after the Closing Date; provided, that with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code, such Company RSU Consideration shall be paid on such settlement date(s) as set forth in the applicable Company RSU award agreement to the extent necessary to comply with Section 409A of the Code.
(d)Termination of Company Equity Plans. As of immediately prior to the Effective Time, the Company Equity Plans shall be terminated and, after such termination, no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option, Company RSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) set forth in this Section 2.4.
(e)Company ESPP. With respect to each Offering Period (as defined in the Company ESPP) that would otherwise be in effect on the Closing Date, the Exercise Date(s) (as defined in the Company ESPP) for such Offering Period shall occur on the date immediately preceding the Closing Date or any earlier date mutually agreed to in writing between Parent and the Company, and on such date the applicable Offering Period(s) shall terminate. As of immediately prior to the Effective Time, the Company ESPP shall be terminated.
(f)Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plans and the Company ESPP) shall adopt resolutions and take such other actions as are necessary to give effect to the transactions described in this Section 2.4 (including the termination of each of the Company Equity Plans and the Company ESPP at the Effective Time).
2.5Treatment of Warrants.
(a)Treatment of Public Warrants. From and after the Effective Time, each Public Warrant outstanding immediately prior to the Effective Time shall, by virtue of the Merger automatically and without any required action on the part of Parent, Merger Sub, the Company or the holders thereof, be treated in the manner set forth in Section 4.4 of the Public Warrant Agreement. At or as promptly as practicable after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) enter into an amendment to the Public Warrant Agreement with the warrant agent thereunder providing for the delivery of the Alternative Issuance (as defined in the Public Warrant Agreement) that occurs as a result of the consummation of the Merger, as required by Section 4.4 of the Public Warrant Agreement.
(b)Treatment of Investment Warrant. Effective as of immediately prior to the Effective Time, the Investment Warrant, to the extent outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger automatically and without any required action on the part of Parent, Merger Sub, the Company or the holders thereof, be cancelled and extinguished as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (i) the aggregate number of Shares subject to the Investment Warrant immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of the Investment Warrant (the “Investment Warrant Consideration”). Parent shall cause the Investment Warrant Consideration (less any applicable withholding Taxes) to be paid to the holder of the Investment Warrant through accounts payable as soon as practicable following the Closing Date.
2.6Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such Tax payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and shall be paid to the appropriate Governmental Entity in accordance with applicable Law.
2.7Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule”) or (b) as disclosed in the Company SEC Documents (other than (i) disclosures in the “Risk Factors” section of any Company SEC Documents and (ii) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are non-specific and cautionary in nature), filed by the Company at least two (2) Business Days prior to the date hereof (without giving effect to any amendment to any such document filed after the date that is two (2) Business Days prior to the date hereof) (provided, however, that (i) nothing disclosed in the Company SEC Documents filed by the Company prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4 (No Conflicts) or Section 3.21 (Broker’s Fees; Certain Costs) and (ii) disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1Corporate Organization.
(a)Each of the Company and its Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Second Amended and Restated Certificate of Incorporation (as amended, the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.
(b)Each of the Company’s Other Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Other Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)True, complete and correct copies of the organizational documents of each Subsidiary of the Company in effect as of the date hereof have been made available to Parent prior to the date hereof.
3.2Capitalization.
(a)The Company is authorized to issue 85,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 80,000,000 shares of common stock of the Company, consisting of (i) 50,000,000 shares of Class A Common Stock, (ii) 5,000,000 shares of Class B non-voting common stock (“Class B Non-Voting Common Stock”) and (iii) 25,000,000 shares of Class V common stock (the “Class V Common Stock”), and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).
(b)As of December 16, 2025, (i) 12,724,272 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights; (ii) 0 Shares were held in the treasury of the Company or by its Subsidiaries; (iii) 1,961,701 Shares were reserved for issuance pursuant to the Company Equity Plans, of which 71,754 Shares were subject to outstanding Company Options and 567,994 Shares were subject to outstanding Company RSUs, none of which are performance-based Company RSUs; (iv) 223,383 Shares were reserved for issuance under the Company ESPP; (v) no shares of Preferred Stock, Class B Non-Voting Common Stock or Class V Common Stock were issued and outstanding; (vi) 8,624,792 Shares were reserved for issuance upon exercise of Public Warrants; and (vii) 3,061,215 Shares were reserved for issuance upon exercise of the Investment Warrant. Except for Company Options to purchase and Company RSUs convertible into Shares under the Company Equity Plans, the outstanding purchase rights under the Company ESPP and the Public Warrants and Investment Warrant, there are no options or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since December 15, 2025 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plans and Company ESPP in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).
(c)Each Company Option (i) was granted with an exercise price no less than the fair market value of such underlying Class A Common Stock on the date of grant (determined in accordance with Section 409A of the Code), and (ii) has not had its grant date “back-dated.” Each Company Option and Company RSU has been issued in compliance in all material respects with the applicable Company Equity Plan under which it was granted and all applicable Laws. All Shares subject to issuance under the Company Equity Plans or Company ESPP, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. No Company Option has an exercise price that is equal to or less than the Merger Consideration.
(d)Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of December 15, 2025, the “Capitalization Date,” of: (i) each outstanding and unexercised Company Option, including (A) the name, the country and state of residence, and the service provider status (e.g., employee, former employee, director, consultant, etc.) of the holder thereof, (B) the number of shares of Class A Common Stock issuable upon exercise of such Company Option, (C) the exercise price with respect thereto, (D) the applicable grant date thereof, (E) the expiration date thereof, (F) the vesting schedule thereof, (G) the Company Equity Plan under which such Company Option was issued, and (H) the Tax status of such Company Option under Section 422 of the Code or any applicable foreign Tax law; and (ii) each outstanding award of Company RSUs, including (V) the name of the holder thereof, (W) the total number of shares of Class A Common Stock that may be issued pursuant thereto, (X) the applicable grant date thereof, (Y) the vesting schedule thereof, and (Z) the Company Equity Plan under which such Company RSU was issued. Each Company Option (i) was granted with an exercise price no less than the fair market value of such underlying Class A Common Stock on the date of grant (determined in accordance with Section 409A of the Code), and (ii) has not had its grant date “back-dated.”
(e)Section 3.2(e) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Each outstanding share of capital stock of, or other Equity Interest in, each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of each such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, each such Subsidiary.
(f)None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person other than another Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company.
3.3Authority; Execution and Delivery; Enforceability.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions, including the Merger, other than the Company Stockholder Approval. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this

Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
(b)The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).
(c)Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other “fair price”, “moratorium”, “control share acquisition”, or other similar takeover Law is applicable to the Company, the Class A Common Stock, the Merger, this Agreement, the Voting and Support Agreement, or the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.
(d)The only vote of holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement and approve the Transactions, including the Merger, is the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote in accordance with the DGCL to adopt this Agreement (the “Company Stockholder Approval”).
3.4No Conflicts.
(a)The execution and delivery of this Agreement does not and will not, and the performance of this Agreement and the consummation of the Transactions, including the Merger, by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any similar organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which, with notice or lapse of time, or both, would become a default) under or give to others any right of termination, vesting, amendment, acceleration, first offer, first refusal or cancellation of any Contract or Permit to which the Company or any of its Subsidiaries is party or by which any of them are bound, or (iv) result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions, including the Merger, and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.5SEC Documents; Financial Statements.
(a)The Company has filed or furnished (as applicable) all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (such reports, schedules, forms, statements, registration statements, prospectuses and other documents so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing (but no later than the date hereof), collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.
(b)As of its respective filing date (or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement) each Company SEC Document complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Exchange Act, the Securities Act or the Dodd-Frank Act of 2020, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Document and the listing and corporate governance rules and regulations of Nasdaq, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein).
(c)The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (ii) complied as to form with the applicable accounting requirements and the published rules and regulations and (iii) accurately present the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein.
(d)The Company and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(e)Since September 30, 2025, the Company has not had any “material weakness” (as defined in Rule 1-02(a) of Regulation S-X) in internal control over financial reporting or any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2023, the Company has complied, in all material respects, with the applicable corporate governance rules and regulations of Nasdaq.
(f)Since September 30, 2025, the Company has not had any “significant deficiency” (as defined in Rule 1-02(a) of Regulation S-X) in internal control over financial reporting. Since January 1, 2023, the Company has complied, in all material respects, with the applicable listing rules and regulations of Nasdaq.
3.6Indebtedness; No Undisclosed Liabilities.
(a)Section 3.6 of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness (other than intercompany indebtedness among the Company and its Subsidiaries).
(b)The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions, and (iv) for liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.7Absence of Certain Changes or Events
. (a) Since December 31, 2024, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and with modifications to past practice as publicly announced in the Company SEC Documents, (b) since December 31, 2024, there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and (c) since August 30, 2025 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1(b) had the covenants therein applied since such date.
3.8Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its

Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.
3.9Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, properties, products or services or any of the officers or directors of the Company or any other Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company nor any of its Subsidiaries or any of their respective assets, properties, products or services or any of the officers or directors of the Company or any other Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law is subject to any Order naming the Company, any Subsidiary or such Person, except for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay this Agreement or the consummation of the Transactions, including the Merger.
3.10Compliance with Laws and Orders.
(a)The Company and its Subsidiaries are in compliance, and since January 1, 2023 have been in compliance, with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any noncompliance, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice (i) of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)During the past six (6) years, neither the Company nor (x) any of its Subsidiaries, nor (y) any director, officer or employee of the Company or its Subsidiaries (acting in his or her capacity as such), nor (z) to the Knowledge of the Company, any other third party (including the Company’s or any of its Subsidiaries’ respective Representatives) acting on behalf of the Company or any such Subsidiary, has (i) directly or indirectly violated any Anti-Corruption Law, (ii) offered, paid, promised to pay, authorized, solicited, provided, received or given any payment or anything of value to a Government Official for the purpose of influencing any act or decision in violation of his or her lawful duty or (iii) induced a Government Official to use his or her influence to affect or influence any act or decision of a Governmental Entity in a manner that was or would reasonably be expected to be unlawful or otherwise reasonably likely to be adverse to the Company.
(c)During the past six (6) years, neither the Company nor any of its Subsidiaries has been the subject of any actual or, to the Knowledge of the Company, suspected or threatened allegations, investigations (internal or governmental), whistleblower reports or litigation or has made voluntary or directed disclosures to any Governmental Entity (including, but not limited to, the U.S. Department of Justice, U.S. Securities Exchange Commission or U.K. Securities Fraud Office), in each case in any way related to the Anti-Corruption Laws. The Company has maintained and enforced policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective Representatives with the Anti-Corruption Laws.
(d)The Company and each of its Subsidiaries has, during the past six (6) years: (i) complied in all material respects with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; (iii) maintained in place and implemented controls and systems designed to comply with applicable Trade Controls and Sanctions; and (iv) to the Knowledge of the Company, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions. None of the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees is (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Controls; or (z) engaged (with respect to directors, officers or employees of the Company or any of its Subsidiaries, on the behalf of the Company) in transactions, dealings, or activities that would reasonably be expected to cause such Person to become a Sanctioned Person.
(e)Neither the Company nor any of its Subsidiaries: (i) produce, design, test, manufacture, fabricate or develop one or more “critical technologies,” within the meaning of such term in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) perform any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” within the meaning of such term in the DPA; or (iii) maintain or collect, directly or indirectly, “sensitive personal data,” within the meaning of such term in the DPA, of U.S. citizens.
3.11Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) the Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (b) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Governmental Entity threatening to revoke any such Permit or to initiate an investigation or review of the Company or any of its Subsidiaries; and (c) the Company and each of its Subsidiaries are in compliance with the terms of such Permits.
3.12Employee Benefit Plans.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan, excluding, for scheduling purposes only, (i) individual offer letters and employment agreements that (A) do not vary in any material respect from the model or form versions of such agreements disclosed on Section 3.12(a) of the Company Disclosure Schedule, (B) may be terminated by the Company or its Subsidiaries without the payment of any severance, termination or other similar payments or benefits, and (C) do not provide for any change in control, retention or transaction payments or benefits, and (ii) Company Benefit Plans which the Company or its Subsidiaries are required to participate in by Law (other than the Laws of the United States) and which are sponsored and maintained by a Governmental Entity. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, individual consulting, individual independent contractor, end of service or severance, termination, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or Contract; and (iii) other benefit or compensation plan, agreement, arrangement, program, policy or Contract, including pension, savings, retirement, profit-sharing, deferred compensation, stock option, phantom stock, compensatory equity or equity-based, stock purchase, employee stock ownership, vacation, holiday pay, sick pay or other paid time off, relocation, group legal, bonus, commission or other incentive, sabbatical, medical, retiree medical, hospitalization, vision, dental, health, disability, accident insurance, life insurance, cafeteria (Section 125 of the Code), dependent care (Section 129 of the Code), and other compensation, employee benefit, welfare or fringe benefit plans, agreements, arrangements, programs, policies or Contracts, in each case, that is sponsored, maintained, administered, contributed to or entered into, or required to be contributed to or entered into, by the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has or would reasonably be expected to have any liability or obligation (whether actual or contingent, direct or indirect) with respect to any Service Provider (or any spouse, dependent or beneficiary thereof).
(b)With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, a true, current and complete copy of: (i) the most recent plan document (including all amendments thereto) (or in the event of no written plan, agreement, arrangement, program or policy, a description of the material terms thereof); (ii) Forms 5500, including all schedules attached thereto, filed for the three (3) most recent plan years; (iii) the most recent summary plan description, together with any subsequent summaries of material modifications; (iv) the actuarial reports and financial statements for the three (3) most recently completed plan years; (v) a copy of the most recent determination, opinion or advisory letter from the IRS (and any similar or letter or document relating to any International Company Benefit Plan obtaining favorable Tax treatment); (vi) nondiscrimination testing reports for the three (3) most recently completed plan years; (vii) each trust agreement and each insurance or group annuity contract or policy or other funding vehicle; (viii) all material, non-routine correspondence or notices to, from or with the IRS, the United States Department of Labor or any other Governmental Entity during the preceding six (6) years; and (ix) with respect to each International Company Benefit Plan, to the extent applicable, the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such International Company Benefit Plan.
(c)Each Company Benefit Plan has been administered, funded, operated, and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA, the Patient Protection and Affordable Care Act and the Code, as applicable. All material contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due under the terms of each Company Benefit Plan have been timely made in full or, to the extent not yet due, have been properly accrued in accordance applicable accounting standards.
(d)There has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, and neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of the Code) has any liability for breach of fiduciary duty with respect to any Company Benefit Plan. No lien has been imposed under the Code, ERISA or other applicable Law with respect to any Company Benefit Plan. No Proceeding, claim, arbitration or mediation (other than routine claims for benefits) has been brought, is pending or, to the Knowledge of the Company, is threatened by, on behalf of, against or with respect to any Company Benefit Plan (or the plan sponsor, plan administrator or fiduciary thereof or any trust related thereto), including any audit or inquiry by the IRS or United States Department of Labor.
(e)Each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or is entitled to rely on a favorable opinion or advisory letter from the IRS and, to the Knowledge of the Company, no fact or event exists or has occurred that could adversely affect or cause the loss of the qualified status of such Company Benefit Plan or the exempt status of any associated trust.
(f)No Company Benefit Plan is, and none of the Company, its Subsidiaries or their respective ERISA Affiliates maintains, sponsors or contributes to, has at any time within the past six (6) years maintained, sponsored or contributed to, or otherwise has any current or contingent liability or obligation under or with respect to, (i) a multiemployer pension plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) a registered pension plan (limited to International Company Benefit Plans and including any such plan that is registered with the Canada Revenue Agency) or (v) any other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any current or contingent liability under Title IV of ERISA.
(g)Neither the execution of this Agreement nor the consummation of the Transactions will, alone or in conjunction with any other event, including any termination of employment, (i) entitle any current or former Service Provider to any payment or increase the amount of any compensation or benefit (including any change of control, bonus, retention or severance pay) due to any current or former Service Provider, (ii) accelerate the time of payment, funding, vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) except as required by applicable Law, result in any limitation or restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend, transfer the assets of or terminate any of the Company Benefit Plans without liability (other than benefits accrued as of the date of such termination and ordinary costs incurred in connection with any such action), or (iv) result in any payment, series of payments, benefit or other right that would reasonably be expected to constitute a “parachute payment” (as such term is defined in Section 280G of the Code) to any Person. For purposes of clauses (i), (ii) and (iii) of the preceding sentence, actions or payments expressly contemplated by this Agreement or that are taken or become payable from or at the express written direction of Parent shall not be taken into account. None of the Company or any of its Subsidiaries is a party to or has any obligation (whether or not under any Company Benefit Plan) to gross up, reimburse or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code. Each Company Benefit Plan that is subject, in whole or part, to Section 409A of the Code has been maintained and administered, in form and operation, in all material respects in compliance with Section 409A of the Code.
(h)No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation or is required to provide post-employment or post-retirement, medical, disability, life insurance or other welfare benefits to any Person, other than as required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any similar applicable Law (collectively, “COBRA”). Each of the Company and its Subsidiaries has complied and are in compliance in all material respects with the requirements of COBRA.
(i)With respect to each Company Benefit Plan that is subject to the Laws of, or covers any Service Provider who primarily resides or works in, any jurisdiction outside of the United States (each, an “International Company Benefit Plan”), (i) such International Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws; (ii) if required by applicable Law or the terms of such International Company Benefit Plan to be funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Laws and no such International

Company Benefit Plan has any material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued; (iii) if required to be registered or intended to qualify for special Tax treatment, satisfies all registration requirements or other requirements for such treatment; and (iv) except as required by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any such International Company Benefit Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than the benefits accrued as of the date of termination, ordinary notice and administration requirements, expenses or routine claims for benefits and ordinary costs incurred in connection with any such notice).
3.13Employee and Labor Matters.
(a)Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and its Subsidiaries as of the date hereof by (A) primary work location, (B) the entity that employs them, (C) job title, (D) status as full-time or part-time, (E) status as exempt or non-exempt under applicable wage and hour Laws, (F) whether paid on an hourly, salary or other basis, (G) the amount of their hourly, base salary or other pay, (H) the amount of their target commission opportunity, target cash incentive opportunity or other non-discretionary compensation opportunity, (I) whether represented by a Union and the identity of such Union, (J) visa status and (K) whether on leave and, if so, the expected return date. Section 3.13(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all individual independent contractors and individual consultants engaged by the Company or any of its Subsidiaries who are required to enter into a written agreement pursuant to the Company’s Contract Review and Signatory Policy, including, for each such individual: by (W) location, (X) compensation terms, (Y) services provided, and (Z) whether engaged pursuant to a written agreement. The Company has provided to Parent a true and complete copy of the Contract Review and Signatory Policy.
(b)Neither the Company or any of its Subsidiaries are represented by a Union in connection with their employment by the Company or any of its Subsidiaries. As of the date hereof, with respect to the employees of the Company and its Subsidiaries, there are no, and have not been since January 1, 2023 any, pending or, to the Knowledge of the Company, threatened (i) representation or certification Proceedings or unfair labor practice complaints brought before or by the National Labor Relations Board or any other labor relations tribunal or authority, (ii) Union organizing efforts or campaigns or (iii) labor strike, dispute, lockout, slowdown, stoppage or other material organized work interruption or labor-related grievance or dispute. Neither the Company nor any of its Subsidiaries are required to notify, obtain the consent of or otherwise consult or bargain with any employee or any of their bargaining unit representatives or other Union as a result of this Agreement or the consummation of the Transactions.
(c)Neither the Company nor any of its Subsidiaries have implemented any “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law (the “WARN Act”)) since January 1, 2023. The Company and its Subsidiaries have since January 1, 2023, complied with all the requirements of the WARN Act.
(d)The Company and its Subsidiaries are, and have been since January 1, 2023, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment of current, former and prospective employees, hiring, background checks, health and safety, wage payment, wages and hours, overtime, pay equity, worker classification (including classification of employees and individual independent contractors and exempt and non-exempt employees), child labor, immigration and work authorizations, employment discrimination, harassment, retaliation, notices, privacy, record retention, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, labor relations, fair labor standards, personal rights, family and medical leave and other leaves of absence, sick time, social welfare obligations, unemployment insurance, and any other labor and employment-related matters (collectively, the “Employment Laws”), in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)None of the Company or any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(f)All current and former Service Providers have since January 1, 2022 been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law). The Company and its Subsidiaries have timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former Service Providers under applicable Law, Company Benefit Plan or Contract, and neither the Company nor any of its Subsidiaries is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)There are no Proceedings pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries concerning compliance with any Employment Laws, and neither Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction, or decree of or inquiry from, any Governmental Entity in connection with any current or former Service Provider.
(h)Since January 1, 2023, (i) no allegations of discrimination, harassment (including sexual harassment) or sexual misconduct against any officer, director or employee at the level of Vice President or above have been reported to the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such allegations are threatened, and (ii) neither the Company nor any of its Subsidiaries have entered into or are presently negotiating any settlement agreements related to allegations of discrimination, harassment (including sexual harassment) or sexual misconduct by any officer, director or employee at the level of Vice President or above.
3.14Environmental Matters
. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:
(a)There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.
(b)The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental

Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.
(c)None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.
3.15Real Property; Title to Assets.
(a)Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the addresses or county assessors tax parcel numbers of all real property owned by the Company or any of its Subsidiaries (collectively, the “Company-Owned Real Property”). The Company and its Subsidiaries have good and valid fee simple title and marketable and insurable fee simple interest in each parcel of the Company-Owned Real Property, free and clear of all Liens other than Permitted Liens. Neither the Company nor its Subsidiaries are a party to any contract to purchase or sell any Company-Owned Real Property and, no party has a right of first offer, right of first refusal, purchase option or other right to acquire any of the Company-Owned Real Property.
(b)Section 3.15(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company-Leased Real Property”), (ii) the address for each parcel of Company-Leased Real Property, (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto (each, a “Company Lease Agreement”) and (iv) for each Company Lease Agreement, whether such agreement contains any change-of-control, direct or indirect transfer, assignment, or similar provision that would require consent, notice or other action in connection with, grant any counterparty any right to terminate, amend or accelerate obligations thereunder as a result of, or otherwise be implicated by, the Transactions.
(c)(i) Each Company Lease Agreement is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default or termination event by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party under any such Company Lease Agreement; (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to any Company Lease Agreement, is in violation of any provision of such lease which, with or without notice, lapse of time, or both, would constitute a default or termination event under the provisions of such Company Lease Agreement; and (iii) no Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company-Leased Real Property, other than Permitted Liens. The Company-Owned Real Property and Company-Leased Real Property constitute all of the material real property used or necessary for use in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted.
(d)Section 3.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of the real property which, as of the date of this Agreement, (i) is under contract by Company or its Subsidiaries to be purchased by Company or its Subsidiaries that, upon the closing of such purchase, would otherwise have been required to be disclosed under Section 3.15(a) of the Company Disclosure Schedule or (ii) is required under a Contract to be leased or subleased by Company or its Subsidiaries as a lessee or sublessee after the date of this Agreement that, upon consummating such leasehold interest, would otherwise have been required to be disclosed under Section 3.15(b) of the Company Disclosure Schedule.
(e)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each parcel of Company-Owned Real Property and Company-Leased Real Property is in compliance with all applicable existing Laws, (ii) no casualty event has occurred with respect to all or any material portion of the Company-Owned Real Property or Company-Leased Real Property, and (iii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company-Owned Real Property and Company-Leased Real Property.
(f)As of the date hereof, there are no pending property insurance claims with respect to any Company-Owned Real Property or Company-Leased Real Property or any portion thereof. The Company has not received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Company-Owned Real Property or Company-Leased Real Property or any portion thereof: (i) requesting Company or its Subsidiaries, or, to Company’s Knowledge, any landlord or other party, perform any repairs, alterations, improvements, or other work for such Company-Owned Real Property or Company-Leased Real Property which such party has not completed in full or (ii) notifying Company or its Subsidiaries of any defects or inadequacies in such property which would materially adversely affect the insurability of the Company-Owned Real Property or Company-Leased Real Property or the premiums for the insurance thereof, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(g)All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof owned by the Company and its Subsidiaries included in the Company-Owned Real Property are in good condition and repair (reasonable wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries, and, to the Knowledge of Company, there are no material structural deficiencies or latent defects affecting any of the Company-Owned Real Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(h)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have a fee simple title to or a valid leasehold interest in the Company-Owned Real Property and the Company-Leased Real Property (as applicable) as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, free and clear of all Liens except Permitted Liens, and (ii) the Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) and all such property is in good operating condition and repair (ordinary wear and tear excepted) and is suitable for its present use.
3.16Tax Matters. Except as set forth on Section 3.16 of the Company Disclosure Schedule:
(a)All material Tax Returns of the Company and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects.

All material Taxes due and owing by the Company and its Subsidiaries have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of the Company in accordance with GAAP.
(b)All material Taxes required to be withheld or collected by the Company or its Subsidiaries with respect to any employee, independent contractor, purchaser or other Person have been withheld or collected, and have been timely paid to the appropriate Tax Authority.
(c)There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. There are no actions, examinations or audits currently pending or threatened in writing with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax. No issue has been raised by a Tax Authority in any prior action or examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a material proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or its applicable Subsidiary is, or may be, subject to material taxation by that jurisdiction.
(d)There are no Liens for material Taxes on any of the assets of the Company and its Subsidiaries other than Permitted Liens.
(e)Neither the Company nor any of its Subsidiaries is a party to, and neither the Company nor any of its Subsidiaries is subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement (whether or not written) with respect to Taxes other than (i) agreements solely among the Company and its Subsidiaries, and (ii) customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not Taxes. Neither the Company nor any of its Subsidiaries has any liability for material Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
(f)Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(g)Neither the Company nor any of its Subsidiaries has within the past two years distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(h)Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code. Neither the Company nor any of its Subsidiaries (i) is or has been a resident for Tax purposes in a country outside of its country of organization or (ii) has, or has ever had, a permanent establishment in any country outside of its country of organization.
(i)The Company is and has been since formation, treated as a corporation for U.S. federal income tax purposes.
3.17Material Contracts.
(a)Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Company Benefit Plans (other than for Sections 3.17(a)(x) and (xi)), to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):
(i)any Contract involving payments to the Company or any of its Subsidiaries in excess of $250,000 during the twelve (12)-month period ended December 31, 2024 or the nine (9)-month period ended September 30, 2025;
(ii)any Contract involving payments by the Company or any of its Subsidiaries in excess of $250,000 during the twelve (12)-month period ended December 31, 2024 or the nine (9)-month period ended September 30, 2025;
(iii)any Contract requiring during the nine (9)-month period ended September 30, 2025, or that will require after the date hereof, capital expenditures by the Company or any of its Subsidiaries in excess of $250,000;
(iv)Contracts concerning the formation, operation, management or control of a joint venture, equity partnership or other similar Contract;
(v)Contracts containing (A) a license or any similar permission granted by the Company to any third Person with respect to any Company-Owned Intellectual Property, excluding non-exclusive licenses granted in the ordinary course of business to consumers, members, guests or vendors, and (B) a license or any similar permission granted by any third Person to the Company, excluding “shrink wrap” or “click through” Software licensed to the Company or any license to generally commercially available Software with total annual aggregate license or other fees under $100,000;
(vi)each Company Lease Agreement and, to the extent not a Company Lease Agreement, any Contract concerning homeowner leases, resort/hotel room-block leases, subleases or similar agreements or that are booking agreements, net rate agreements, or similar agreements for the use of real property by customers of the Company, in each case, contemplating annual payments by or to the Company or any of its Subsidiaries in excess of $500,000;
(vii)Contracts containing (A) a covenant restricting the ability of the Company or any of its Subsidiaries or Affiliates to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties; or (D) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries or affiliates;
(viii)Contracts relating to Indebtedness for borrowed money, including indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any Indebtedness, or Contracts pursuant to which the Company or any of its Subsidiaries has or will guarantee or otherwise become liable for any Indebtedness of any other Person;
(ix)any Contract relating to an acquisition, divestiture, merger or similar transaction (A) that was entered into after January 1, 2023, (B) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on the Company or any of its Subsidiaries or (C) pursuant to which any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $500,000;
(x)Contracts with any Service Provider that (A) provides for base annual compensation in excess of $150,000, (B) provides for the payment, vesting or funding (or acceleration of payment, vesting or funding) of compensation or benefits upon or in connection with the consummation of the Transactions, (C) provides for the payment of severance, termination or notice payments or benefits (other than statutory payments and benefits required by Law) upon a termination of the applicable person’s employment or service with the Company or any of its Subsidiaries or (D) provides for benefits and payments not generally available to all similarly situated employees;
(xi)any Contract that is a Labor Agreement;
(xii)Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;
(xiii)any settlement, conciliation or similar Contract with a Governmental Entity;
(xiv)any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Subsidiary of the Company;
(xv)any Contract with a department or agency of the U.S. federal government, including any grant agreement, subaward or subcontract;
(xvi)any Contract containing terms relating to voting, registration rights, stockholders, investors rights or similar rights with respect to Equity Interests of the Company or any of its Subsidiaries;
(xvii)any Contract that obligates the Company or any of its Subsidiaries to make a loan or capital contribution to, or investment in, any Person in excess of $250,000 over any twelve (12)-month period; or
(xviii)each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries, any beneficial owner, directly or indirectly, of more than five percent (5%) of the Shares or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member.

(xix)any Contract not otherwise described in any other subsection of this Section 3.17(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(xx)Each Contract of the type described in this Section 3.17(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract, as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed in the Company SEC Documents.
(b)As of the date of this Agreement, (i) all Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts in all material respects, and it is not (with or without notice or lapse of time, or both) in material breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder and (iii) since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice of termination or non-renewal or any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract. True, complete and correct copies of each Company Material Contract (and any material amendments, supplements and modifications thereto) in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof.
(c)All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date hereof, no such Contract has been amended or modified except as reflected in such filing.
3.18Intellectual Property.
(a)Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). All material Company Registered Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable. As of the date hereof, no Proceeding is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property and, in the last three (3) years, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice challenging such legality, validity, enforceability, registration, use or ownership.
(b)The Company or one of its Subsidiaries is the sole owner of and possesses all right, title and interest in and to the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries owns or has the right to use, and, immediately after the consummation of the Transactions, will continue to own or have the right to use on the same terms all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as presently conducted. Neither the execution and delivery of this Agreement by the Company nor the performance of this Agreement by the Company will result in the loss, forfeiture, termination or impairment of any rights of the Company or any of its Subsidiaries in any material Company-Owned Intellectual Property.
(c)Neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person in any material respect. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice in the past three (3) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any material Company-Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice in the past three (3) years (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation.
(d)The Company and its Subsidiaries have maintained commercially reasonable practices to protect and preserve the confidentiality of all confidential information and trade secrets related to the Company, including any information provided by any third party to Company or any of its Subsidiaries (collectively, “Confidential Information”). There has been no material breach of confidentiality obligations with respect to Confidential Information on the part of Company or any of its Subsidiaries or, to the Knowledge of the Company, by any third party.
(e)The Company’s practices relating to the use, testing, improvement, and development of AI Technologies (including the collection and processing of data by AI Technologies) comply, and have complied in the past twelve (12) months, with all applicable laws relating to AI and machine learning and all written Company policies and any contractual requirements or obligations that pertain to AI in all material respects.
(f)The computer systems, including the software, hardware, networks, platforms and related systems, owned, leased or licensed or otherwise used in connection with the business by the Company or one of its Subsidiaries (collectively, the “Company Systems”) are sufficient in all material respects for the current needs of the Company. In the past two (2) years, there have been no material failures, breakdowns, security breaches or other unauthorized access, continued substandard performance or other adverse events affecting any such Company Systems that have caused the material disruption or material interruption in or to the use of such Company Systems or the conduct of the Company’s business. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and uses commercially reasonable efforts to act in compliance therewith. The Company and its Subsidiaries have taken commercially reasonable measures consistent with industry standards to protect the confidentiality, integrity and security of the Company Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such Company Systems or other adverse events affecting the Company or one of its Subsidiaries that require notification of individuals, law enforcement or any Governmental Entity.
(g)To the Knowledge of the Company, the Company Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). The Company and its Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into the Company Systems.
3.19Data Privacy.
(a)The Company and each of its Subsidiaries, and to the Knowledge of the Company, all affiliates and/or third parties with respect to the Processing of Personal Information on behalf of, and/or sharing Personal Information with, the Company and its Subsidiaries (collectively, “Data Partners”), comply and have at all times complied with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”), in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have delivered or made available to the Parent and/or Merger Sub true, complete, and correct copies of all current and past Privacy Policies, and all such Privacy Policies are and have at all times, to the Knowledge of the Company, been materially accurate, consistent and complete and not misleading or deceptive, including by omission.
(b)The execution, delivery, and performance of this Agreement and the Transactions do not and will not: (i) conflict with or result in a violation or breach of any applicable Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit Parent’s or Merger Sub’s rights to own and Process any Personal Information used in or necessary for the operation of the Company’s or its Subsidiaries’ business; or (iv) otherwise prohibit the transfer of Personal Information to Parent or Merger Sub.
(c)The Company and each of its Subsidiaries conduct due diligence on all Data Partners to assess their information security program and compliance with applicable Privacy Laws before allowing them to access, receive or otherwise Process Personal Information. The Company and each of its Subsidiaries have at all times had contracts in place with all Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Information that, at a minimum, comply with applicable Privacy Requirements. The Company and its Subsidiaries take commercially reasonable steps to monitor all Data Partners to verify their compliance with applicable Privacy Requirements.
(d)The Company and each of its Subsidiaries have at all times implemented, maintained and materially complied with, and have used commercially reasonable efforts to require all Data Partners to at all times implement, maintain and comply with, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, that comply with appliable Privacy Requirements and are designed to protect Personal Information and confidential information against Security Incident. The Company and its Subsidiaries test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Company and its Subsidiaries have not identified any medium, high, or critical vulnerabilities that have not been fully remediated. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any Data Partner with respect to its Processing of Personal Information on behalf of the Company, has experienced any material Security Incidents.
(e)In relation to any Security Incident and/or actual, alleged, or potential material violation of a applicable Privacy Requirement, none of the Company, any of its Subsidiaries, or any Data Partner has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).
(f)The Company and its Subsidiaries maintain insurance coverage containing industry standard policy terms and limits that the Company reasonably believes to be appropriate to the risk of liability relating to any Security Incident, unauthorized Processing of Personal Information, or violation of the applicable Privacy Requirements and, as of the date hereof, no claims have been made under such insurance policy(ies).
3.20Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, properties and operations of the Company and its Subsidiaries (the “Insurance Policies”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (a) all Insurance Policies are in full force and effect; (b) all premiums due and payable with respect to the Insurance Policies have been paid in full; (c) the Company and its Subsidiaries are in compliance in all respects with the terms and conditions of such Insurance Policies; (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the Insurance Policies; (e) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy; (f) the Company has timely filed all claims for which it is seeking payment or other coverage under any of the Insurance Policies and there is no material claim by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies; (g) to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of any Insurance Policy; (h) since January 1, 2023, no policy limits of Insurance Policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously; (i) the Company has not failed to give any notice or present any claims under any Insurance Policy in a due and timely fashion; (j) no insurer has denied, rejected, questioned or disputed any pending claims; (k) the Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such Insurance Policies; (l) the Company and its assets and properties are insured in amounts no less than as required by applicable Law and any contract or agreement to which the Company is a party, and in amounts that are reasonable and consistent with insurance customarily maintained by similarly-situated companies in the industries in which the Company and its Subsidiaries operate; and (m) there are no open claims with any insolvent carriers.
3.21Broker’s Fees; Certain Costs.
(a)Except for the financial advisors’ fees set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. The Company and its Subsidiaries will not incur Transaction Fees in excess of the Transaction Fee Cap.
(b)The Company has made available to Parent true, correct and complete copies of all Contracts under which any financial advisory fees or commissions are payable in connection with the Transactions.

3.22Opinion of Financial Advisor. Roth Capital Partners, LLC, the Company’s financial advisor, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. A written copy of such opinion will be provided to Parent by the Company promptly following the date of this Agreement for informational purposes only.
3.23No Other Representations or Warranties. The Company acknowledges that neither Parent, nor Merger Sub, nor any of their Affiliates or Representatives, nor any Person on their behalf, makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained in Article 4, and, the Company has not relied on any representation or warranties of Parent and Merger Sub other than those set forth in Article 4. Nothing in this Section 3.23 shall limit or prohibit any claims for Fraud by or on behalf of the Company with respect to representations and warranties made in this Agreement.
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided that disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets, and to carry on its business as it is now being conducted.
4.2Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions, including the Merger. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations under this Agreement and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions, including the Merger. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3No Conflicts.
(a)The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Transactions, including the Merger, and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificate of Merger, as required by the DGCL, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.4Legal Proceedings
. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no pending Proceeding or outstanding Order against Parent or Merger that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay this Agreement or the consummation of the Transactions, including the Merger.
4.5Financing. Parent and Merger Sub have, and will have on the Closing Date, cash on hand necessary to consummate the Transactions, including (a) paying the aggregate Merger Consideration at Closing, (b) making the other payments required to be made pursuant to Section 2.4 and Section 2.5, and (c) paying all fees and expenses required to be paid at Closing by Parent and Merger Sub expressly contemplated by this Agreement.
4.6Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).
4.7Ownership of Company Capital Stock. None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns any capital stock or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
4.8Ownership of Parent and Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to its formation and execution and delivery of this Agreement, performance of its covenants hereunder and the consummation of the Transactions, including the Merger, Merger Sub has not prior to the date hereof engaged in any business or other activities.
4.9Brokers. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiary of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.10No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained in Article 3 and, neither Parent nor Merger Sub has relied on any representation or warranties of the Company or any Person on behalf of the Company other than those set forth in Article 3. Nothing in this Section 4.10 shall limit or prohibit any claims for Fraud by or on behalf of Parent or Merger Sub with respect to the representations and warranties made in this Agreement.
Article 5
COVENANTS
5.1Conduct of Business by the Company Pending the Closing.
(a)Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7 (the “Interim Period”), except (w) as required by applicable Law, (x) as expressly required by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Schedule, or (z) with the prior written consent of Parent (which consent shall be deemed granted if Parent does not respond within five (5) Business Days after receipt of a written request from the Company that describes in reasonable detail the proposed action and includes information reasonably necessary for Parent to evaluate such request), the Company will, and will cause each of its Subsidiaries to (a) conduct its operations in all material respects only in the ordinary course of business consistent with past practice and in compliance with applicable Law and securities exchange rules, (b) use its reasonable best efforts to preserve the existing business organization of the Company and its Subsidiaries, keep available and maintain current relationships of the Company and its Subsidiaries with directors, officers, key employees, consultants and independent contractors, and preserve the goodwill and current relationships of the Company and its Subsidiaries with customers, suppliers, vendors, resellers, licensors, strategic partners, lenders, licensees, Governmental Entities and other Persons with which the Company or any of its Subsidiaries has material business relations, and (c) use its reasonable best efforts to maintain its real property (whether owned or leased) and all of its other properties and assets (whether owned, leased, personal, intangible, tangible or otherwise) in good operating condition and repair, subject only to ordinary wear and tear.
(b)Without limiting the foregoing, during the Interim Period, except (w) as required by applicable Law, (x) as expressly required by this Agreement, (y) as set forth in Section 5.1(b) of the Company Disclosure Schedule, or (z) with the prior written consent of Parent (which consent shall be deemed granted if Parent does not respond within five (5) Business Days after receipt of a written request from the Company that describes in reasonable detail the proposed action and includes information reasonably necessary for Parent to evaluate such request), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions:

(i)amend the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
(ii) (A) form any Subsidiary (other than in the connection with entry into a lease, sublease or other similar agreement with respect to Company-Leased Real Property to the extent (1) entry into such lease, sublease or other similar agreement is otherwise permitted by this Section 5.1 and (2) such Company-Leased Real Property is located in a jurisdiction in which the Company had not previously held any Company-Owned Real Property or Company-Leased Real Property), (B) invest, contribute capital or commit to invest or contribute capital to any Person (other than a wholly owned Subsidiary of the Company as of the date of this Agreement), or (C) enter into any joint venture, partnership, association or similar arrangement for the sharing of profits or assets, or pursuant to which there is a transfer of any right to manage, control or direct the operations of the Company or any of its Subsidiaries;
(iii)(A) enter into any new line of business, (B) abandon or discontinue any existing line of business, (C) authorize or effect any material change to the principal business of the Company as currently conducted, or (D) agree to any covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any similar effect on Parent or any of its Subsidiaries after the Effective Time;
(iv)issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any Company Options or other options, Company RSUs, other compensatory equity or equity-linked awards, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than (A) the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof, or (B) the issuance of Shares pursuant to purchase rights outstanding under the Company ESPP as of the date hereof, in each case, in accordance with their terms as of the date hereof;
(v)sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property, including Company-Owned Real Property, or assets of the Company or any of its Subsidiaries (other than Company-Owned Intellectual Property);
(vi)sell, assign, pledge, transfer, encumber, license, sublicense, abandon, allow to lapse or otherwise dispose of any Company-Owned Intellectual Property;
(vii)declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(viii)reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company or deemed repurchases in connection with the exercise, settlement, vesting or forfeiture of Company Options, Company RSUs or rights to purchase under the Company ESPP;

(ix)(A) merge, consolidate, recapitalize, statutorily convert or otherwise reorganize the Company or any of its Subsidiaries or (B) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(x)acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any assets of any other Person that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or all or any portion of the business of any other Person that is material to the Company and its Subsidiaries, taken as a whole;
(xi)incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;
(xii)make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly owned Subsidiary of the Company as of the date of this Agreement), other than advances to employees for reasonable, documented, out-of-pocket reimbursable expenses in the ordinary course of business pursuant to Company policies in effect as of the date of this Agreement;
(xiii)(A) enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, (B) assign, terminate, cancel or amend or waive any material provision of any Company Material Contract (or any Contract of the type referred to in clause (A)), or (C) assign (in whole or in part) any material rights under any Company Material Contract (any Contract of the type referred to in clause (A)), it being understood and agreed that Parent cannot unreasonably withhold its consent to an action otherwise prohibited by this Section 5.1(b)(xiii) if, in the Company’s reasonably judgment, such action is necessary for the continued operation of the Company’s business, and the Company states as such in the applicable consent request including as to why such action is necessary for the continued operation of the Company’s business;
(xiv)except to the extent required by applicable Law or the terms of any Company Benefit Plan in effect on the date of this Agreement: (i) increase the compensation or benefits payable or to become payable to any current or former Service Provider, (ii) enter into or amend any agreement or arrangement providing for, or increase the amount or value of any existing, change in control, severance, retention or termination pay, (iii) establish, adopt, enter into, amend or terminate any Company Equity Plan, agreement providing for the issuance of any Company Option or Company RSU or other Company Benefit Plan, (iv) accelerate the vesting, time of payment, exercisability or funding of, or waive any performance or vesting conditions applicable to, any bonus, Company Option, Company RSU, other equity or equity-linked award, or other compensation or benefit, or (v) terminate the employment or service of (other than any termination for “cause”) or hire, engage or promote any current or former Service Provider;
(xv)(A) permit any new participants to commence participation in the Company ESPP, (B) permit any participant in the Company ESPP to increase his or her payroll contribution rate (as in effect as of the date of this Agreement) or make separate non-payroll contributions (in excess of the contributions elected as of the date hereof), or (C) commence any new, or extend any existing, Offering Period (as defined in the Company ESPP) under the Company ESPP.

(xvi)waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries;
(xvii)modify, amend, extend or enter into, or agree to assume or otherwise be bound by, or terminate any Labor Agreement or recognize or certify any Union;
(xviii)implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, in each case that could reasonably be expected to implicate notification requirements or actually do implicate the notification requirements of the WARN Act;
(xix)make any change in the accounting policies, practices, principles, methods or procedures of the Company and its Subsidiaries, other than as required by GAAP or applicable Law;
(xx)(A) compromise, settle, agree to compromise or settle, discharge or satisfy any Proceeding if the amount to be paid in compromise or settlement of such Proceeding by the Company or any of its Subsidiaries exceeds $50,000 or involves ongoing non-monetary obligations binding on the Company and its Subsidiaries (other than customary release of claim, confidentiality and similar obligations); or (B) waive any right with respect any claim held by the Company or any of its Subsidiaries in respect of any Proceeding, (other than any matters governed by Section 5.12);
(xxi)(A) make or authorize any capital expenditures except as specifically contemplated by Section 5.1(b)(xxi) of the Company Disclosure Schedule, or (B) fail to make any capital expenditures specifically contemplated by Section 5.1(b)(xxi) of the Company Disclosure Schedule;
(xxii)(A) make, change or revoke any Tax election, (B) adopt or change any of its methods of accounting for Tax purposes, (C) change any annual Tax accounting period, (D) enter into any settlement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any Tax claim, notice, audit, assessment or dispute, (E) file any material amended Tax Return, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract, (G) initiate any voluntary disclosure, amnesty or similar program with respect to Taxes, (H) surrender any right to claim a Tax refund or (I) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment (excluding for the avoidance of doubt, any automatic extension of the due date of a Tax Return obtained in the ordinary course of business);
(xxiii)(A) make any changes to the Cash Management Policy (as summarized in Section 5.1(b)(xxiii) of the Company Disclosure Schedule) of the Company and its Subsidiaries, (B) accelerate or delay the collection of accounts receivable in advance of or beyond their regular due dates, (C) accelerate or delay the payment of accounts payable or notes payable in advance of or beyond their regular due dates, or (D) revalue the assets of the Company or any of its Subsidiaries, including writing off assets, notes, payables or receivables, in each case under clauses (B) or (C), other than in accordance with or as permitted by the Cash Management Policy;
(xxiv)modify the Privacy Policies in a manner that would restrict the ability of Parent or its Affiliates, or the Company or its Subsidiaries to Process Personal Information currently Processed by the Company or its Subsidiaries (beyond the restrictions currently contained in such Privacy Policies), unless required otherwise by Privacy Requirements;
(xxv)(A) modify the terms and conditions (including pricing, fees, payment terms, and subscription length) under which the Company’s and its Subsidiaries’ subscriptions and Experiences are offered to customers (other than as may be required to comply with applicable Law or in the ordinary course of business consistent with past practice) or (B) offer or advertise any discounted or promotional pricing that is less than eighty-five percent (85%) of the Company’s standard pricing or alternative payment arrangements or similar arrangements for Company’s and its Subsidiaries’ subscriptions, Experiences, and other bespoke travel offerings with an equivalent effect (other than as may be required to comply with applicable Law);
(xxvi)terminate, cancel or make any material changes to the structure, limits or terms and conditions of any Insurance Policies, including allowing any of the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage, or fail to pay premium or report known claims to an insurance carrier in a timely manner;
(xxvii)authorize or enter into any Contract, or otherwise make any commitment, that would require the Company to take any action prohibited by any of the foregoing.
5.2Access to Information; Observer; Confidentiality.
(a)During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access, during normal business hours, to the officers, employees, independent contractors, properties, offices and other facilities, books and records, Tax Returns, Contracts, auditors, work papers, accounting and financial records and other books and records of the Company and its Subsidiaries; (ii) cause the Company’s and its Subsidiaries’ officers and employees, and use its reasonable best efforts to cause its auditors and other Representatives, to reasonably cooperate with Parent and its Representatives with respect to Parent’s investigation of the Company and its Subsidiaries; and (iii) furnish such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent, Merger Sub or their respective Representatives may reasonably request; provided, however, that the Company shall not be required to provide any information protected by attorney/client privilege; provided, further, that if any information is withheld on the basis of attorney/client privilege, the Company shall (x) provide prompt written notice to Parent upon making the determination that such information is protected by attorney/client privilege and will not be provided, which notice shall identify in reasonable detail the nature of the information being withheld and the basis therefor and (y) use reasonable best efforts to provide such information in a manner that does not violate or result in a waiver of such privilege as promptly as reasonably practicable. In addition to any other access required to be provided under this Agreement, including this Section 5.2, during the Interim Period, the Company shall (1) hold weekly meetings with Parent during which Company executives will provide updated information regarding the Company’s operations and the Company’s compliance with the requirements of Section 5.1 and (2) provide to the Parent, concurrently with delivery to the directors, copies of all notices, agendas, minutes, consents and other materials provided to the directors in connection with any meetings of the Company Board; provided, however, that the Company may withhold materials if (A) the Company determines that the delivery of such materials would be reasonably likely to result in a waiver of, or otherwise adversely affect, the attorney‑client privilege or work product doctrine, (B) such materials relate to this Agreement, the Transactions, any Acquisition Proposal or any Company Board Recommendation Change or (C) the Company determines that such materials contained competitively sensitive information; provided that, in the case of clause

(A), the Company shall use reasonable best efforts to provide materials in a manner that would not jeopardize such privilege or protection.
(b)The Confidentiality Agreement, dated as of November 3, 2025 by and between the Company and Parent (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their respective Representatives. No investigation or access permitted pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company hereunder or be taken into account for purposes of determining whether the applicable conditions to Closing set forth in Article 6 have been satisfied.
5.3Treatment of Acquisition Proposals.
(a)No Solicitation. As promptly as practicable (and in any event within twenty-four (24) hours after the date hereof), the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to: (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal (or any discussions or negotiations that could reasonably be expected to lead to an Acquisition Proposal), (ii) take the necessary steps to promptly inform any Third Party with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after the date hereof of the obligations set forth in this Section 5.3(a), (iii) terminate all access granted to any Third Party and its Representatives to any physical or electronic data room, and (iv) request that all such Third Parties and their respective Representatives promptly return to the Company or destroy any non-public information concerning the Company and its Subsidiaries that was previously furnished or made available to such Third Party or any of its representatives by or on behalf of the Company in accordance with any confidentiality agreement entered into between the Company and such Third Party. During the Interim Period, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly: (A) solicit, initiate, seek, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than to Parent or Merger Sub and their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent or Merger Sub and their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in any manner that relates to or would reasonably be expected to lead to an Acquisition Proposal; (C) enter into, continue, participate in or engage in discussions or negotiations with any Person that relate to, with respect to or would reasonably be expected to lead to an Acquisition Proposal; (D) grant any waiver or release under Section 203 of the DGCL or any other state takeover Law; or (E) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, other agreement in principle or other Contract with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”) other than an Acceptable Confidentiality Agreement as contemplated by Section 5.3(b); or (F) agree or commit to take any of the actions prohibited by the foregoing clauses (A) through (E).
(b)Superior Proposals. Notwithstanding anything to the contrary in Section 5.3(a), if at any time following the date of this Agreement and prior to the receipt of Company Stockholder Approval, (i) the Company Board has received a bona fide written Acquisition Proposal from a Third Party that did not result from a breach of Section 5.3(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties pursuant to applicable Law, then the Company may, directly or indirectly through one or more of its Representatives, (x) furnish non-public information relating to the Company or any of its Subsidiaries to, or afford access to the books and records or other non-public information of the Company or any of its Subsidiaries to such Third Party and its Representatives, and (y) engage in discussions and negotiations with such Third Party and its Representatives with respect to the Acquisition Proposal; provided that the Company will not, and will not permit any of its Subsidiaries to, disclose any material non-public information regarding the Company and its Subsidiaries to such Third Party or any of its Representatives without the Company first entering into an Acceptable Confidentiality Agreement with such Third Party; provided, further, that any material non-public information concerning the Company and its Subsidiaries made available to any Third Party or any of its Representatives shall, to the extent not previously made available to Parent, be made available to Parent as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) after it is made available to such Third Party or any of its Representatives.
(c)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), at no time after the date of this Agreement may the Company Board or any committee thereof: (i) (A) withdraw, amend, qualify or modify, or publicly propose to withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent and Merger Sub; (B) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) following the Company’s receipt of any Acquisition Proposal that remains outstanding or has not been rejected by the Company (and is not a tender offer or exchange offered addressed in clause (E)), fail to reaffirm the Company Board Recommendation within five (5) Business Days after any written request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholder Meeting, so long as such request is made at least one Business Day prior to the Company Stockholder Meeting), provided that such reaffirmation shall be made publicly if the Acquisition Proposal has been publicly disclosed; or (E) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(d)Permitted Company Board Recommendation Change and Entry into an Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement:
(i)If, at any time prior to the adoption of this Agreement by the Company Stockholder Approval, (x) the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(a) and (y) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties pursuant to applicable Law, then the Company Board may (1) effect a Company Board Recommendation Change or (2) authorize the Company to terminate this Agreement pursuant to Section 7.1(i) to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal substantially concurrently with such termination; provided, however, that the Company Board shall not take any action referred to in the foregoing clauses (1) and (2) unless:

(A)the Company has provided prior written notice to Parent and Merger Sub at least four (4) Business Days in advance (the “Notice Period”) that the Company Board has received a Superior Proposal and intends to take such action, which notice shall include (1) the identity of the Person making the Superior Proposal, (2) a written description of the material terms and conditions of the Superior Proposal, (3) an unredacted copy of the Alternative Acquisition Agreement in respect of the Superior Proposal, and (4) an unredacted copy of each other Contract to be entered into, and all written requests, proposals, offers, agreements and other relevant documents in connection with, such Superior Proposal;
(B)prior to taking such action, the Company and its Representatives, during the Notice Period, shall have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement such that, after taking into account any adjustments to the terms and conditions of this Agreement proposed by Parent, such Acquisition Proposal ceases to constitute a Superior Proposal; and
(C)following the end of the Notice Period, the Company Board shall have determined in good faith (after consultation with its financial and outside legal advisors), taking into account any changes to this Agreement offered in writing by Parent in response to such notice, that the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal and that the failure to make a Company Board Recommendation Change and/or enter into an Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary duties pursuant to applicable Law;
provided, however, that, in the event of any material amendments to such Acquisition Proposal (including any change in price), the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of Section 5.3(d)(i) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice will be two (2) Business Days from the time of Parent’s receive of such new notice);
(ii)at any time prior to the adoption of this Agreement by the Company Stockholder Approval, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties pursuant to applicable Law; provided, however, that the Company Board shall not effect a Company Board Recommendation Change unless:
(A)the Company has provided prior written notice to Parent and Merger Sub at least five (5) Business Days in advance that the Company Board intends to effect a Company Board Recommendation Change, which notice shall describe, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the Intervening Event); and
(B)prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five (5)-Business Day period, shall have negotiated with Parent and its Representatives in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in connection with such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law.
(iii)Notwithstanding any Company Board Recommendation Change or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to Section 7.1, the Company shall cause the adoption of this Agreement and the approval of the Transactions, including the Merger, to be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting in order to obtain the Company Stockholder Approval.
(e)Notice. During the Interim Period, the Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent and Merger Sub if any Acquisition Proposal (or inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal) is received by the Company (including the Company Board) or any of its Affiliates or Representatives. Such notice shall include (i) the identity of the Person making the Acquisition Proposal, inquiry or offer, (ii) if made in writing, a copy of such Acquisition Proposal, inquiry or offer (and if available, drafts of any Contract to effectuate such Acquisition Proposal) and copies of any financing commitments (but excluding any fee letters that are customarily redacted with respect thereto) received by the Company in connection therewith and (iii) if made orally, a summary of the material terms and conditions of such Acquisition Proposal. During the Interim Period, the Company shall (i) keep Parent and Merger Sub reasonably informed of the status and material terms and conditions of any such Acquisition Proposal (including by providing unredacted copies of all amendments and proposed amendments provided to or by such Person) and (ii) shall notify Parent promptly (and, in any event, within twenty-four (24) hours) after it first enters into discussions or negotiations concerning such Acquisition Proposal or provides non-public information or data to any Person relating thereto.
(f)Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act that does not recommend acceptance of the applicable tender or exchange offer or (ii) making a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that, in each case, any such disclosure or communication that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition proposal shall be deemed to be a Company Board Recommendation Change in violation of this Section 5.3, unless such disclosure includes an express reaffirmation of the Company Board Recommendation.
(g)The Company agrees that any direct or indirect breach of this Section 5.3 by any director or officer of the Company will be deemed to be a breach of this Section 5.3 by the Company.
5.4Proxy Statement; Company Stockholder Meeting.
(a)As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than twenty (20) Business Days after the date of this Agreement, unless otherwise agreed by Parent), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by the express terms of Section 5.3, the Proxy Statement shall include the Company Board Recommendation with respect to the adoption of this Agreement and approval of the Transactions, including the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their reasonable best efforts to respond promptly to any comments or requests from the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders (as of the record date established for the Company Stockholder Meeting) as promptly as reasonably practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests from the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by applicable Law and the Company shall consider in good faith the inclusion or reflection of any such comments so provided; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in connection with a Company Board Recommendation Change pursuant to and in accordance with Section 5.3. The Company agrees that none of the information supplied by it or its Subsidiaries for inclusion in the Proxy Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement. As soon as practicable after the date hereof and in any event within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted, and the Company shall thereafter regularly conduct updated “broker searches” at the request of Parent.
(b)Parent shall, as promptly as possible, furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise use reasonable best efforts to assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon reasonable request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)In accordance with the Company’s organizational documents, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 5.4(c) and the timing contemplated in Section 5.4(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail a Proxy Statement to the holders of Class A Common Stock as of the record date established for the Company Stockholder Meeting (such date, the “Proxy Date”). Without the prior written consent of Parent, in no event shall the Proxy Date be changed to a date that would result in the Company Stockholder Meeting being within ten (10) Business Days of the Outside Date, except as required by applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedures and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days, in each case, without Parent’s prior written consent), (iii) to solicit additional proxies for the purposes of obtaining the Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two (2) times or (y) for more than ten (10) Business Days, in each case, without Parent’s prior written consent) or (iv) to allow the minimum reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to Section 5.3, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any Company Board Recommendation Change, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholder Meeting; provided, however, that, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with Article 7.
(d)If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s respective Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.
5.5Cooperation with Debt Financing.
(a)Cooperation. The Company agrees to use its reasonable best efforts to provide (and to cause its Subsidiaries and its and their respective personnel and advisors to provide) such cooperation and assistance to Parent as Parent may reasonably request in connection with the arrangement by Parent of any debt financing to be obtained by Parent or its Affiliates, including in connection with the Transactions (“Debt Financing”). Notwithstanding the foregoing, prior to the Closing Date, neither the Company nor any of its Subsidiaries: (i) shall be required to approve, execute or deliver any document relating to the Debt Financing that, in each case, is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement (other than customary authorization letters); (ii) shall be required to incur any liability or obligation (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or pay any commitment or other fee in connection with the Debt Financing prior to the Closing; (iii) shall be obligated to provide any financial (or other) information that cannot be produced or provided without unreasonable cost or expense; (iv) shall be required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents, or any law to which it or its property is bound or any Contract with a third party to which it is a party; (v) shall be required to take any action that would subject any director, manager, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability; (vi) shall be required to provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of the Company or any of its Subsidiaries; (vii) shall be required to take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of the Company and its Subsidiaries; (viii) shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing; or (ix) waive or amend any terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements set forth in this Section 5.5 relating to the Debt Financing unless the Debt Financing (if any) has not been obtained primarily as a result of a deliberate action or omission taken or omitted to be taken by the Company in willful and material breach of its obligations under this Section 5.5., which breach has not been cured on or prior to the fifth (5th) Business Day after Parent has provided written notice specifically identifying such breach to the Company.
(b)Expense Reimbursement; Indemnification. In the event this Agreement is validly terminated pursuant to Article 7, Parent shall reimburse each of the Company and its Subsidiaries, as applicable, for all reasonable and documented third-party out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with the cooperation or obligations of the Company or its Subsidiaries contemplated by this Section 5.5, other than amounts that would have been incurred in connection with the Transactions notwithstanding the Debt Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries, and their respective directors, officers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing, except to the extent resulting from the gross negligence, fraud or willful misconduct of the Company or any of its Subsidiaries or Representatives, or arising from incorrect or misleading information provided by Company or any of its Subsidiaries.
(c)Sharing of Information. Notwithstanding any other provision set forth herein or in any other agreement between Parent (or any of its affiliates) and the Company (or any of its affiliates), Parent may share non-public or confidential information regarding the Company, its Subsidiaries and their respective businesses with the Debt Financing sources, and Parent, its affiliates and the Debt Financing sources may share such information with potential debt investors in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided that the recipients of such information agree to customary (including “click through”) confidentiality arrangements.
(d)Financing Not a Condition. Parent acknowledges and agrees that obtaining the Debt Financing is not a condition to its obligations under this Agreement. If the Debt Financing has not been obtained, Parent and Merger Sub shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

5.6Appropriate Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, Third Parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound; (ii) obtain all necessary or advisable actions or nonactions, waivers, approvals, Orders and authorizations from Governmental Entities, make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity; and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
5.7Certain Notices. During the Interim Period, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. No such notice pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the parties hereunder or be taken into account for purposes of determining whether any applicable conditions to Closing set forth in Article 6 have been satisfied.
5.8Public Announcements. During the Interim Period, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not issue any press release or make any public statement with respect to the Merger, the Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided that, notwithstanding the foregoing, (a) the Company may issue a press release or public statement with respect to a Company Board Recommendation Change without prior consultation with, or consent from, Parent and Merger Sub and (b) Parent may issue any press release or public statement with respect to a Company Board Recommendation Change without prior consultation with, or consent from, the Company. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. For the avoidance of doubt, customary communications made by Parent and Merger Sub to partners, investors, prospective lenders, potential investors and similar Persons that are not intended or expected to result in broad public distribution shall not be considered “press releases” or “public statements” and therefore shall not be deemed to violate this Section 5.8.
5.9Indemnification.
(a)From and after the Effective Time, Parent shall cause the Surviving Corporation (solely out of the net assets of the Surviving Corporation as of immediately following the Effective Time) to indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under applicable Law and in accordance with the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries, and each of their respective employees who serves as a fiduciary of a Company Benefit Plan or is otherwise entitled to indemnification or advancement under the Company Charter or Company Bylaws (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.
(b)For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificate of incorporation and bylaws as of the date of this Agreement covering present and former directors and officers of the Company and other Indemnitees, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were present or former directors or officers of the Company or its Subsidiaries or were otherwise Indemnitees.
(c)Notwithstanding anything to the contrary, (i) neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to expend funds beyond an amount equal to the aggregate value of the net assets of the Company as of immediately prior to the Effective Time (for the avoidance of doubt, such net assets shall be measured as of immediately prior to Effective Time whether or not such assets continue to be held by the Surviving Corporation following the Effective Time) in the fulfillment of Parent’s obligations under subsections (a) or (b) of this Section 5.9, and (ii) the foregoing rights and protections in respect of present and former directors and officers of the Company and its Subsidiaries shall not be available to a present or former director or officer of the Company and its Subsidiaries that (A) has committed any act of Fraud or (B) has been convicted of or has entered a plea of nolo contendere or guilty to any alleged violation of any securities Laws or other felony or crime involving dishonesty or moral turpitude, in any case, by or on behalf of, or with respect to or to the detriment of, the Company and its Subsidiaries, whether in connection with this Agreement and the Transactions or otherwise.
(d)Prior to the Effective Time, Parent shall obtain a prepaid “tail” policy to provide the Company’s directors and officers coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions (the “Tail Policy”), and fifty percent (50%) of the cost of the Tail Policy, up to $500,000, shall be included in the Transaction Fees; provided, however, that, Parent shall not be required to pay an amount for the Tail Policy in excess of $1,000,000 (including the portion of the cost of the Tail Policy to be included in the Transaction Fees).
5.10Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any

“control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.
5.11Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause the disposition of Shares, Company Options, Company RSUs, warrants or other Equity Interests resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act to the greatest extent practicable.
5.12Stockholder Litigation. The Company shall promptly advise Parent, and give Parent the opportunity to participate in the defense, of any claim, demand or other correspondence related to any stockholder litigation against the Company or its directors and officers relating to the Transactions, including the Merger, and shall keep Parent reasonably informed regarding any such litigation. The Company shall (a) keep Parent reasonably informed on a current basis regarding any stockholder litigation against the Company or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement, (b) provide Parent an opportunity to review and propose comments to all filings or written responses to be made by the Company in connection with such litigation, and the Company shall give good faith consideration to any such comments, and (c) give Parent the opportunity to participate in the defense, settlement or compromise of any such Proceeding, at Parent’s sole cost and expense; provided that the Company shall not agree or enter into any such settlement or compromise without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.13Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting by the Company of the Class A Common Stock and the Public Warrants from Nasdaq and the deregistration of the Class A Common Stock and the Public Warrants under the Exchange Act promptly after the Effective Time. The Company shall file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first (1st) Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least three (3) Business Days prior to Closing a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during the Delisting Period.
5.14FIRPTA Certificate. On the Closing Date or, if earlier, no more than thirty (30) days prior to the Closing, the Company shall deliver to Parent a statement and notice to the IRS in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), dated no more than thirty (30) days prior to the Closing Date (the “FIRPTA Certificate”), which Parent shall deliver to the IRS on behalf of the Company upon Closing; provided, however, that, a failure to provide the FIRPTA Certificate shall only permit Parent to withhold from the payments to be made pursuant to this Agreement any withholding Tax under the Code in accordance with Section 2.6.
5.15Other Cooperation. During the Interim Period, upon the request of Parent, the Company and its Subsidiaries shall cooperate with Parent and its Affiliates and its and their respective Representatives, and shall execute and deliver any Contracts or instruments that may reasonably be required (including amendments to this Agreement that either allow Parent to assign its rights and obligations under this Agreement to an Affiliate or, if executed after receipt of the Company Stockholder Approval, would not require further approval by the Company Stockholders), in each case, to allow for the shares of the Surviving Corporation to qualify as Qualified Small Business Stock as defined in Section 1202 of the Code including non-material amendments to this Agreement that would not require an additional stockholder vote, to allow for the shares of the Surviving Corporation to qualify as Qualified Small Business Stock as defined in Section 1202 of the Code.
5.16Employee Compensation and Benefits.
(a)Parent shall or shall cause its Affiliates, as of the Closing, to (i) recognize, with respect to each employee of the Company as of immediately prior to the Closing who remains employed immediately after the Closing (each a “Continuing Employee”), such Continuing Employee’s service with the Company prior to the Closing (including credit for service with predecessor employers as recognized under the applicable Company Benefit Plan) for participation, (solely for purposes of defined contribution retirement plan accounts) vesting and benefit eligibility purposes (for clarity, Continuing Employees will receive such service credit for purposes of accruing employee travel benefits to the extent and for so long as the applicable existing travel benefits plan in place with the Company immediately before the Closing remains in effect after the Closing, but not for purposes of other benefit accruals) under any employee benefit plan that Parent, Company or their Affiliates may provide to such Continuing Employees (but only to the extent that such service is currently recognized for such purpose under a corresponding Company Benefit Plan), except to the extent that providing such credit would result in a duplication of benefits, (ii) use commercially reasonable efforts to waive any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Affiliates in which such Continuing Employees (and their eligible dependents) will be eligible to participate in the plan year that includes the Closing Date, except to the extent that such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or were waived under the comparable Company Benefit Plan immediately prior to the Closing, (iii) cause any Parent or Parent Affiliate employee benefit plan intended to be qualified under Section 401(a) of the Code to accept rollovers, including loan rollovers, from Company Benefit Plans intended to be qualified under Section 401(a) with respect to Continuing Employees, and (iv) use commercially reasonable efforts to not require any Continuing Employees, or their covered dependents or beneficiaries, in the plan year that includes the Closing Date, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under Parent’s or any of its Affiliates’ employee benefit plans to the extent of amounts previously credited for such purposes under the corresponding Company Benefit Plan for the plan year that includes the Closing Date.
(b)This Section 5.16 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.16, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.16. This Section 5.16 shall not be construed to establish, amend or modify, or require the adoption or maintenance of, any benefit plan, program, agreement or arrangement, or limit the right of Parent or any of its Affiliates (including, without limitation, after the Closing, the Company) to amend, modify or terminate any employee benefit plan, program, agreement or arrangement at any time and for any reason. The parties hereto acknowledge and agree that the terms set forth in this Section 5.16 shall not create any third-party rights in any employee or other Person, including any right in any employee or any other Person to any continued employment or service with the Company, Parent or any of their respective Affiliates.
Article 6
CONDITIONS TO CONSUMMATION OF THE MERGER
6.1Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger and the Transactions shall be subject to the satisfaction (or waiver, if permissible under Law) at the Effective Time of each of the following conditions:

(a)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)No Legal Impediments. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity, there shall not be pending before any court of competent jurisdiction or any other Governmental Entity any Proceeding or claim to restrain, enjoin or prohibit the consummation of the Merger, and there shall not be in effect any Law enacted, issued or promulgated by any Governmental Entity of competent jurisdiction that prevents the consummation of the Merger.
6.2Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the Transactions is further subject to the fulfillment (or waiver by the Company) at the Effective Time of the following conditions:
(a)Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct on the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.
(c)Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
6.3Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at the Effective Time of the following conditions:
(a)Representations and Warranties.
(i)The representation and warranty of the Company contained in Section 3.7(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time);
(ii)Each representation and warranty of the Company contained in Section 3.1(a) (Corporate Organization), Sections 3.2 (other than Sections 3.2(d) and 3.2(f)) (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.21(a) (Broker’s Fees; Certain Costs) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time);

(iii)Each representation and warranty of the Company contained in Section 3.1(b) (Corporate Organization), Section 3.2(d) and 3.2(f) (Capitalization), Section 3.5 (other than Section 3.5(f)) (SEC Documents; Financial Statements), Section 3.6(a) (Indebtedness), Section 3.7(c) (Absence of Certain Changes or Events), Section 3.10(a) (Compliance with Laws and Orders), Section 3.17 (but only insofar as it relates to the Material Contracts specified in Section (xviii)) (Material Contracts), and Section 3.21(b) (Broker’s Fees; Certain Costs) without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time); and
(iv)Each other representation and warranty of the Company contained in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct as of such date or time), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)Covenants. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that the Company shall have performed and complied in all respects, except for any de minimis, unintentional non-compliance, with its obligations, covenants and agreements under Section 5.1(b).
(c)No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred since the date of this Agreement.
(d)Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the chief executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
(e)Related Party Termination Agreements. Each of the Related Party Termination Agreements shall be in full force and effect and shall not have been amended.
Article 7
TERMINATION, AMENDMENT AND WAIVER
7.1Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:
(a)by mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b)by either the Company or Parent, if (i) the Company Stockholder Meeting (including any final adjournments and postponements thereof) shall have been held and completed in accordance with this Agreement and the Company Stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any final adjournment or postponement thereof) by the Company Stockholder Approval;
(c)by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or enacted any applicable Law, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the Outside Date;
(d)by either the Company or Parent if the Effective Time shall not have occurred on or before March 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the Outside Date;
(e)by Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Company Board Recommendation Change, or (ii) the Company shall have materially breached its obligations set forth in Section 5.3 and such breach materially impedes, interferes with or hinders the consummation of the Transactions;
(f)by Parent, at any time prior to the Effective Time, if (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to the Company, and such breach shall not have been cured; provided, however, that, Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if there has been any uncured material breach by Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement;
(g)by the Company, at any time prior to the Effective Time, if (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) either such breach is not capable of cure prior to the applicable Outside Date or at least fifteen (15) Business Days shall have elapsed since the date of delivery of such written notice to Parent, and such breach shall not have been cured; provided, however, that, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any uncured material breach by the Company of its representations, warranties or covenants contained in this Agreement;

(h)by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.3 (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) have been and continue to be satisfied or waived, (ii) the Company has irrevocably confirmed that (A) all of the conditions set forth in Section 6.2 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (B) the Company stands ready, willing and able to take such actions required of it by this Agreement to consummate the Closing, and (iii) Parent fails to consummate the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 1.2; or
(i)by the Company, prior to obtaining the Company Stockholder Approval, if (i) the Company has received a Superior Proposal and (ii) the Company Board has authorized the Company to terminate this Agreement pursuant to Section 7.1(i) to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal substantially concurrently with such termination; provided that (A) the Company has complied with the provisions of Section 5.3 in all material respects and (B) prior to or concurrently with (and as a condition to) such termination, the Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 7.3(a) and in the manner provided for in this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give a written notice of such termination to the other party setting forth in reasonable specificity the reason for such termination (including the clause(s) of this Section 7.1 under which such party is terminating this Agreement).
7.2Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, officers or stockholders subject to Section 7.3; provided, that subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of fraud or a willful and material breach of this Agreement occurring prior to such termination. The provisions of Section 5.2(b), Section 5.8, Section 7.2, Section 7.3 and Article 8, and the Confidentiality Agreement, shall survive termination of this Agreement.
7.3Termination Fees.
(a)Company Termination Fee. The parties hereto agree that if this Agreement is terminated:
(i)by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) at a time when Parent could have terminated this Agreement pursuant to Section 7.1(e), then the Company shall pay to Parent, within two (2) Business Days after such termination, the Company Termination Fee;
(ii)(A) by Parent or the Company pursuant to Section 7.1(b), Section 7.1(d), or Section 7.1(f), (B) an Acquisition Proposal is publicly disclosed or has been made to the Company after the date hereof and has not been withdrawn prior to such termination, (C) solely in the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), such Acquisition Proposal was publicly disclosed or otherwise made known to Company Stockholders prior to such termination, and (D) within twelve (12) months of the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of any Acquisition Proposal (regardless of when made or the counterparty thereto) or (2) any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto), then the Company shall pay, or cause to be paid, to Parent the Company

Termination Fee, in each case, within five (5) Business Days after the date on which the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated, as applicable. For purposes of this Section 7.3(a)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “twenty percent (20%) or more” shall be deemed to be references to “more than fifty percent (50%)”; or
(iii)by the Company pursuant to Section 7.1(i), then the Company shall pay to Parent the Company Termination Fee contemporaneously with such termination.
(b)Exclusive Remedy Against Company. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.17, Parent’s right to terminate this Agreement pursuant to Section 7.1 and to receive from the Company the Company Termination Fee shall, in circumstances in which the Company Termination Fee is owed and paid, constitute the sole and exclusive remedy of Parent and Merger Sub against (A) the Company and (B) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or relating to or arising out of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and such other amounts, if any, referenced in Section 7.3(a), no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction; provided, however, that Parent may waive its right to receive the Company Termination Fee and pursue a claim for fraud or a willful and material breach of this Agreement occurring prior to the termination of this Agreement. For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 8.17 and the payment of the Company Termination Fee pursuant to Section 7.3(a), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 8.17 and monetary damages, including all or any portion of the Company Termination Fee.
(c)Parent Termination Fee. The parties hereto agree that if this Agreement is terminated by the Company pursuant to Section 7.1(h), Parent shall pay, or cause to be paid, to the Company within five (5) Business Days following such termination the Parent Termination Fee.
(d)Exclusive Remedy Against Parent. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.17, the Company’s right to terminate this Agreement pursuant to Section 7.1 and to receive from Parent the Parent Termination Fee shall, in circumstances in which the Parent Termination Fee is owed and paid, constitute the sole and exclusive remedy of the Company against (A) Parent and Merger Sub and (B) any of Parent’s or Merger Sub’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Parent Parties”) for any breach, loss or damage suffered as a result of or relating to or arising out of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee and such other amounts, if any, referenced in Section 7.3(c), no Person shall have any rights or claims against the Parent Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction; provided, however, that the Company may waive its right to receive the Parent Termination Fee and pursue a claim for fraud or a willful and material breach of this Agreement occurring prior to the termination of this Agreement. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 8.17 and the payment of the Parent Termination Fee pursuant to Section 7.3(c) (and, if both remedies are available, may elect a grant of specific performance), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 8.17 and monetary damages, including all or any portion of the Parent Termination Fee.
(e)Liquidated Damages. Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Section 7.2 and this Section 7.3 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.
(f)Payment. Any amounts payable pursuant to Section 7.3(a) and Section 7.3(c) shall be paid by wire transfer of same day funds in accordance with this Section 7.3 to an account designated by Parent or the Company, as applicable (such account designation to be provided in writing at least one (1) Business Day prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 7.3(a) or Section 7.3(c), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit; provided that the amount of such costs and expenses shall not exceed $1,000,000 in the aggregate.
Article 8
GENERAL PROVISIONS
8.1Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement nor in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 8.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.
8.2Fees and Expenses. Except as set forth in Section 7.3(f), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
8.3Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:
Exclusive Investments, LLC
1601 19th Street, Suite 500
Denver, CO 80202
Attention: ***
Email: ***

with a copy to (for information purposes only):
Latham & Watkins LLP
300 Colorado St, Suite 2400
Austin, TX 78701
Attention: Charles K. Ruck; Scott Craig; Rachel E. Ratcliffe Payne
Email: ***

If to the Company, addressed to it at:
Inspirato Incorporated
1544 Wazee Street
Denver, CO 80202
Attention: ***
Email: ***
with a copy to (for information purposes only):
Davis Graham & Stubbs LLP
3400 Walnut Street, Suite 700
Denver, CO 80205
Attention: John Elofson; Edward Shaoul; Sheila Forjuoh
Email: ***
8.4Certain Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company and/or its Subsidiaries to keep such information confidential; provided, however, that (x) with respect to clause (ii), the provisions contained therein relating to the confidential treatment of information and the use thereof are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), and (y) with respect to each of the foregoing clauses (i) and (ii), such agreement does not restrict the Company from providing any information to Parent in accordance with Section 5.3(b) or Section 5.3(e) or otherwise prohibit the Company from complying with the provisions of Section 5.3.

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the assets or revenue of the Company and its Subsidiaries, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power of the Company; (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act) acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power of the Company; (iii) any merger, consolidation, amalgamation, joint venture, business combination, recapitalization, issuance of securities, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its shareholders, if consummated, would directly or indirectly acquire beneficial ownership of twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.
“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.
“AI Technologies” means engineered or machine learning based techniques and technologies (including Software) that can mimic human intelligence or infer from any input received how to generate outputs such as predictions, content, recommendations or decisions, and that may influence physical or virtual environments, like (i) deep learning, neural networks, machine learning, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning, natural language processing (or large language models), automation and other artificial intelligence (“AI”) technologies, or (ii) Software, services, systems or technologies that make use of, incorporate or employ any of foregoing.
“Anti-Corruption Law” means any Law, rules or regulations related to bribery or corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Laws.
“beneficial ownership” (and related terms, such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Business Day” means a day other than Saturday, Sunday, any day on which commercial banks located in New York, New York or Denver, Colorado are authorized or obligated by applicable Law to close.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Equity Plans” means, collectively, the Company’s 2021 Equity Incentive Plan and the Company’s 2024 Inducement Plan.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.
“Company Material Adverse Effect” means any change, event, state of facts, occurrence or development (an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions on a timely basis, provided, however, for purposes of clause (a) above, that adverse Effects arising out of the following shall not constitute, or be considered in determining the existence of, a Company Material Adverse Effect: (i) operating, business, regulatory or other conditions generally applicable to the industries in which the Company and its Subsidiaries operate their business; (ii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism; (iii) changes in GAAP or any changes in applicable Laws or the interpretation thereof; (iv) hurricanes, earthquakes, floods or other natural disasters; (v) any epidemic, pandemic or disease outbreak; (vi) the announcement or pendency of this Agreement or the Transactions or the performance of this Agreement; (vii) any change in the market price or trading volume of the Shares (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (viii) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that the underlying cause of such failure shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless such cause is otherwise specifically excluded by one of the other clauses of this definition); provided, however, that any Effect referred to in the foregoing clauses (i) through (vii) shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect to the extent such Effect adversely affects the business of the Company and its Subsidiaries in a materially disproportionate manner in comparison to other participants in the industries in which the Company and its Subsidiaries operate their business.
“Company-Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Termination Fee” means $1,000,000.
“Contract” means any binding agreement arrangement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, purchase and sale order, and other legal commitment to which, in each case, a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.
“control” (including the terms “controlled by” and “under common control with” or other correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, by Contract or otherwise.
“Environmental Claims” means any Proceeding, investigation, Order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.
“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.
“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity or ownership interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, each other Person, entity, trade or business (whether or not incorporated) that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA(b)(1) of ERISA that includes the first Person or a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Experiences” means curated, member-only experiences (including safaris, cruises, expeditions, tours and similar offerings) organized or arranged by the Company and its Subsidiaries for members.
“Fraud” means common law fraud under the applicable Laws of the State of Delaware, including reliance; provided, however, that “Fraud” shall not include constructive or equitable fraud or fraud based on negligent misrepresentation, recklessness or a similar theory.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Official” means any (a) officer, agent or employee of a Governmental Entity, (b) person acting in an official capacity for or on behalf of a Governmental Entity, (c) candidate for government or political office, or (d) member of a royal family.
“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision, governmental entity of any nature (including any governmental agency, branch, department, division, official or entity) or any court, arbitrator or tribunal thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of, or pertaining to, government.
“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations) of such Person consisting of: (i) any indebtedness for borrowed money; (ii) all obligations evidenced by debt securities, bonds, debentures, notes or similar instruments (but excluding performance bonds, surety bonds and similar instruments); (iii) all obligations under leases required to be treated as capital leases in accordance with GAAP; (iv) all obligations with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business); (v) all indebtedness secured by a Lien (other than any Permitted Lien) on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; (vi) all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (vii) commitments to repurchase equity securities of such Person; (viii) all obligations in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; or (ix) any guarantee of any such indebtedness described in the foregoing clauses (i) through (viii) (other than, in each case, any such obligations between or among such Person and its Subsidiaries).
“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).
“Intervening Event” means an event, occurrence, fact, condition, change, development or effect that has a material effect on the Company and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement, that (a) was not known to and was not reasonably foreseeable to the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval, (b) that does not relate to (i) any Acquisition Proposal, (ii) the execution, announcement, pendency or performance of this Agreement or the Transactions, or (iii) any changes, events or developments with respect to (1) the financial, credit or securities markets or (2) any investments made by the Company or its Subsidiaries in marketable securities, any changes in the market price or trading volume of the Company or Parent (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been a Intervening Event to the extent not otherwise excluded hereunder) or (3) any events or developments relating to Parent or any of its Affiliates.
“Investment Warrant” means that certain Warrant to Purchase Shares of Class A Common Stock of Inspirato Incorporated, dated as of September 13, 2024, by and between One Planet Group LLC and the Company, as amended by that certain Amendment to Warrant, dated December 18, 2024, by and between One Planet Group LLC and the Company.

“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) when used with respect to the Company, the knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule after reasonable inquiry; and (b) when used with respect to Parent or Merger Sub, the knowledge of the individuals listed in Section 8.4(b) of the Company Disclosure Schedule after reasonable inquiry.
“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity.
“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.
“Material Subsidiary” means each of the Company’s Subsidiaries that (i) holds (x) any Company-Owned Intellectual Property or (y) any other assets having an aggregate value in excess of $2,500,000 as of September 30, 2025, or (ii) directly or indirectly through its Subsidiaries generated operating revenues equal to or exceeding five percent (5%)of the operating revenues of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024 or the nine-month period ended September 30, 2025.
“Nasdaq” means The Nasdaq Stock Market LLC.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Order” means any judgment, order, ruling, decision, writ, injunction, decree, consent, determination, stipulation, agreement or award of, by or with any Governmental Entity.
“Other Subsidiary” means the Company’s Subsidiaries that are not Material Subsidiaries.
“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents, materially impedes or materially delays Parent’s or Merger Sub’s ability to consummate the Transactions prior to the Outside Date.
“Parent Termination Fee” means $1,000,000.
“Permitted Liens” means (a) statutory Liens for current Taxes, assessments and charges or levies by a Governmental Entity not yet due and payable, or that are being contested in good faith by appropriate Proceedings (provided that appropriate reserves required pursuant to GAAP, if any, have been made in respect thereof); (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the ordinary course of business for amounts not yet due and payable (provided, that appropriate reserves required pursuant to GAAP, if any, have been made in respect thereof); (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case that do not materially and adversely impact the current use of the affected property; (d) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company or any of its Subsidiaries, taken as a whole; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (f) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (h) Liens described in Section 8.4(b) of the Company Disclosure Schedule.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.
“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.
“Privacy Laws” means all Laws, guidance, guidelines and standards relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, content moderation, online safety, online platform regulation, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.
“Proceeding” and “Proceedings” means all actions, suits, claims, complaints, charges, demands, arbitrations, investigations, injunctions, audits, litigations or other proceedings, in each case, by, before or involving any Governmental Entity.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements.
“Public Warrant” means each “Public Warrant” as such term is defined in the Public Warrant Agreement.
“Public Warrant Agreement” means the Warrant Agreement, dated as of December 10, 2020, by and between Thayer Ventures Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Representatives” means, with respect to a Person, such Person’s Affiliates and such Person’s and its Affiliates’ directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, and other authorized representatives.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any member State of the European Union or the United Kingdom; (b) any Person operating, organized or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person that is fifty percent (50%) or more owned or controlled by any such Persons described in the foregoing clauses (a) through (c) or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or His Majesty’s Treasury of the United Kingdom.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information or (ii) occurrence experienced by the Company or any of its Subsidiaries that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Service Provider” means any current or former director, officer, employee, individual independent contractor, consultant or other service provider of the Company or its Subsidiaries.
“Software” means all software (including assemblers, applets, compilers, source code, object code, intermediate/byte code, executable code, systems, specifications, embodiments of algorithms, tools, user interfaces, data and databases (including scripts required to build and/or maintain such databases), firmware and related documentation), together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.
“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that did not result from a breach of Section 5.3(a) that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial, business and regulatory aspects of such Acquisition Proposal and such other factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation thereof and the identity of the third party making such Acquisition Proposal), is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction that is more favorable from a financial perspective to the Company’s stockholders than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%) or more” in the definition of “Acquisition Proposal” will be deemed to be references to “more than fifty percent (50%).”
“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Return” means any report, return (including information return), claim for refund, statement or declaration relating to Taxes or the administration of any Tax Law filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means all taxes and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, premium, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, disability, workers’ compensation, unemployment compensation (including health, workers’ compensation, and pension insurance), excise, escheat, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed by a Governmental Entity in respect of any of the foregoing, whether or not disputed, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.
“Third Party” shall mean any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons other than Parent, Merger Sub or their respective Affiliates.
“Trade Controls” means (a) all applicable trade, export control, import, human rights laws and regulations and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country where the Company operates.
“Transaction Fee Cap” means $3,500,000.
“Transaction Fees” means all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the evaluation, negotiation and execution of this

Agreement, the performance by the Company of its obligations hereunder and the consummation of the Transactions, including the Merger, consisting of fees, costs and expenses in the following categories: (a) external legal counsel, (b) external financial advisors (including any fairness opinion fees), (c) auditors and other advisors (including accountants, consultants, public relations consultants, communications, investor relations and other professional service providers), (d) printing, mailing and filing fees associated with the Proxy Statement and any other SEC or stock exchange filing fees and costs related to the Transactions, (e) proxy solicitor, information agent, transfer agent and exchange agent fees and expenses, (f) virtual data room hosting, (g) change in control, success, transaction, retention, stay or incentive bonuses, severance or termination arrangements, or other similar compensatory obligations, in each case, that were entered into with, are payable to or are earned by any current or former employee, officer, director, consultant or other individual service provider of the Company arising from or that will be triggered by or in connection with the transactions contemplated by this Agreement, (h) any other amounts that become payable, are accelerated or are increased as a result of the execution of this Agreement or the consummation of the Transactions (including any change of control, consent, transfer, assignment, termination, prepayment, make-whole, breakage or similar fees or penalties under any Contract to which the Company or any of its Subsidiaries is a party), and (i) up to fifty percent (50%) of the cost of the Tail Policy, not to exceed $500,000; provided, however, that Transaction Fees shall not include (I) costs associated with the vesting of Company RSUs as contemplated by Section 2.4(b), (II) costs reasonably incurred in connection with actual or threatened Proceedings related to this Agreement incurred in compliance with Section 5.12 or (III) other costs not listed above in (a) through (i) and unknown to the Company as of the date hereof, which are outside of the Company’s reasonable control.
“Treasury Regulations” means Treasury regulations promulgated under the Code.
“Union” means any union, employee association, works council or any other labor organization.
8.5Terms Defined Elsewhere. The following table sets forth the terms that are defined elsewhere in this Agreement:
Acquisition Proposal    Section 7.3(a)(ii)
Affiliate Termination Agreement    Recitals
Agreement    Preamble
Alternative Acquisition Agreement    Section 5.3(a)
Book-Entry Shares    Section 2.2(b)(ii)
Cancelled Shares    Section 2.1(b)
Capitalization Date    Section 3.2(d)
CEO Separation Agreement    Recitals
Certificate of Merger    Section 1.2
Certificates    Section 2.2(b)(i)
Chosen Courts    Section 8.15(b)
Class A Common Stock    Recitals
Class B Non-Voting Common Stock    Section 3.2(a)
Class V Common Stock    Section 3.2(a)
Closing    Section 1.2
Closing Date    Section 1.2
COBRA    Section 3.12(h)
Company    Preamble
Company Benefit Plan    Section 3.12(a)

Company Board    Recitals
Company Board Recommendation    Section 3.3(b)
Company Board Recommendation Change    Section 5.3(c)
Company Bylaws    Section 3.1
Company Charter    Section 3.1
Company Disclosure Schedule    Article 3
Company Lease Agreement    Section 3.15(b)
Company Material Contract    Section 3.17(a)
Company Option    Section 2.4(a)
Company Parties    Section 7.3(b)
Company Registered Intellectual Property    Section 3.18(a)
Company RSU Consideration    Section 2.4(b)
Company RSUs    Section 2.4(b)
Company SEC Documents    Section 3.5(a)
Company SEC Financial Statements    Section 3.5(c)
Company Stockholder Approval    Section 3.3(d)
Company Stockholder Meeting    Section 5.4(c)
Company Stockholders    Recitals
Company Systems    Section 3.18(f)
Company-Leased Real Property    Section 3.15(b)
Company-Owned Real Property    Section 3.15(a)
Confidential Information    Section 3.18(d)
Confidentiality Agreement    Section 5.2(b)
Continuing Employee    Section 5.16(a)
Data Partners    Section 3.19
Debt Financing    Section 5.5(a)
Delisting Period    Section 5.13
DGCL    Recitals
Dissenting Shares    Section 2.3
DPA    Section 3.10(e)
Effective Time    Section 1.2
Employment Laws    3.13(d)
FIRPTA Certificate    Section 5.14
Indemnitee    Section 5.9(a)
Indemnitees    Section 5.9(a)
Insurance Policies    Section 3.20
Interim Period    Section 5.1(a)
International Company Benefit Plan    Section 3.12(i)
Investment Warrant Consideration    Section 2.5(b)
Malicious Code    Section 3.18(g)
Merger    Recitals
Merger Consideration    Section 2.1(a)
Merger Sub    Preamble
Notice Period    Section 5.3(d)(i)(A)
Outside Date    Section 7.1(d)

Parent    Preamble
Parent Disclosure Schedule    Article 4
Parent Parties    Section 7.3(d)
Paying Agent    Section 2.2(a)
Permits    Section 3.11
Privacy Policy    Section 3.19
Privacy Requirements    Section 3.19
Proxy Date    Section 5.4(c)
Proxy Statement    Section 5.4(a)
Related Party Termination Agreements    Recitals
Sarbanes-Oxley Act    Section 3.5(b)
Share    Recitals
Shares    Recitals
Surviving Corporation    Section 1.1(a)
Tail Policy    Section 5.9(d)
Transactions    Recitals
Voting and Support Agreements    Recitals
WARN Act    Section 3.13(c)
8.6Interpretive Provisions.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article”, “Exhibit”, “Schedule” or “Section” refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to a Person are also to its permitted successors and assigns; (viii) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (ix) the words “shall” and “will” have the same meaning.
(b)The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.
(c)Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(d)Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(g)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as applied in the preparation of the Company SEC Financial Statements.
(h)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(i)The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(j)Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(k)The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided in writing to the party to whom such information or material is to be provided or deposited and visible to the party to whom such information or material is to be provided or deposited in the virtual data room set up by the Company in connection with this Agreement, or publicly filed by the Company with the SEC, in each case prior to 11:59 PM, Mountain Standard Time on December 15, 2025.
(l)Unless otherwise indicated to the contrary herein, either by the context or the use thereof, the term “real property” shall include immoveable property, the term “personal property” shall include moveable property, the term “tangible property” shall include corporeal property and the term “intangible property” shall include incorporeal property and sentences and combination of words including such words shall have a similarly extended meaning.
8.7Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub prior to the Effective Time by a writing duly executed by each party to this Agreement; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval.
8.8Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that, after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or adversely affects the rights of the Company Stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.9Disclosure Schedule References. The listing of any matter on a party’s disclosure schedule shall not be deemed to constitute an admission to a third party by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s disclosure schedule relating to any possible breach or violation by such party of any Contract or applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred.
8.10Headings. The headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.
8.11Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
8.12Entire Agreement. This Agreement (together with the Exhibits, the Voting and Support Agreement and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
8.13Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their respective affiliates; provided, further, that, no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
8.14No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.15Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any state appellate court therefrom within the State of Delaware) or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware and any appellate court therefrom, or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware and any appellate court therefrom (the “Chosen Courts”), any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Chosen Courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 8.15(b) in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Law.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15(c).
8.16Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed

Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
8.17Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 8.17, the parties shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity (subject to Section 7.3). Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity except as set forth herein. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Company’s, Parent’s or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a willful and material breach.
[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.
Parent:

EXCLUSIVE INVESTMENTS, LLC

By:    /s/ Sara Whitford
    Name: Sara Whitford
    Title: Authorized Person

Merger Sub:

BOOMERANG MERGER SUB, INC.

By:    /s/ Robin Warne
    Name: Robin Warne
    Title: Treasurer

[Signature Page to Agreement and Plan of Merger]

The Company:

INSPIRATO INCORPORATED

By:    /s/ Payam Zamani
    Name: Payam Zamani
    Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF VOTING
AND SUPPORT AGREEMENT

EXHIBIT B
FORM OF CEO SEPARATION AGREEMENT

EXHIBIT C
FORM OF AFFILIATE TERMINATION AGREEMENT